EXHIBIT 23.1

[Eide Bailly LLP letterhead]

5601 Green Valley Drive, Suite 700

Minneapolis, MN 55437

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Husker Ag, LLC

As independent registered public accountants, we hereby consent to the reference to our firm and the reference to our review of the unaudited financial statements for the quarters ended March 31, 2006, and June 30, 2006 of Husker Ag, LLC, a Nebraska limited liability company, under the heading “Experts” herein and in the prospectus.

Dated: September 5, 2006	EIDE BAILLY LLP
Minneapolis, Minnesota

/s/ Eide Bailly LLP